Exhibit 99.1
Red Lion Reports First Quarter 2009 Results
Maintains Margins in Tough Operating Environment
SPOKANE, WA, May 6, 2009 — Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the first quarter ended March 31, 2009. Summary results for the three-month period follow:
($ in thousands, except per share)

	Three months ended March 31,
	2009	2008	% change

Total revenue, as reported	$34,335	$39,559	-13.2%

Results before 2008 Special Item: (1)
EBITDA	$2,245	$3,210	-30.1%
Net loss	$(2,878)	$(2,153)	NM
Loss per share — diluted	$(0.16)	$(0.12)	NM

Results as reported:
EBITDA	$2,245	$(444)	NM
Net loss	$(2,878)	$(4,510)	NM
Loss per share — diluted	$(0.16)	$(0.25)	NM

[1]	Excludes $3.7 million of cash and non-cash separation costs incurred in the first quarter of 2008 related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule called “Disclosure of Special Items” is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and reported hotel operating margins for the first quarter ended March 31, 2009 and March 31, 2008 are highlighted below for owned and leased hotels:

	Three months ended March 31,
	2009	2008	% change

RevPAR (revenue per available room)	$37.73	$44.88	-15.9%
ADR (average daily rate)	$81.04	$84.42	-4.0%
Occupancy	46.6%	53.2%	-660	bp
Hotel Direct
Operating Margin	14.3%	14.9%	-60	bp
Commenting on the first quarter results, President and Chief Executive Officer Anupam Narayan said, “We are very pleased with our results for the quarter. In the face of a decline in revenue, our hotel direct operating margin was essentially flat, which speaks to the strength and dedication of our operating teams and the impact of our cost reduction initiatives. We remain on track to reduce expenses in 2009 by $10 to $12 million.”
Narayan continued, “We achieved our first quarter profitability targets and, as we head into our busy season, we continue to pursue a number of aggressive sales and marketing initiatives to attract more corporate, group, meetings and niche business. While we remain cautious about the near-term outlook and plan to tread carefully over the next several quarters, we are encouraged by some of the more recent positive long-term economic indicators. We are also happy that we have no near-term debt maturities and that in our seasonally slowest first quarter, we were able to fund all of our cash needs through operating cash flow and cash on hand.”
First Quarter Results
Red Lion’s total revenue during the first quarter of 2009 was $34.3 million, compared to $39.6 million for the prior-year period. Revenue from hotels was $30.8 million, down 12.6% from the first quarter of 2008, primarily due to the weak economic and industry environment.
On a comparable basis, ADR declined 4.0%, while occupancy fell 660 basis points, resulting in a decline in RevPAR of 15.9%. Despite the lower revenues, hotel direct operating margin for the quarter was 14.3% — only 60 basis points lower than the prior-year period. System-wide RevPAR (which includes franchised hotels) on a comparable basis for the quarter decreased 12.7%, caused by a 520 basis point decrease in occupancy and a 3.0% decrease in ADR.
Franchise and management revenue was $0.3 million, or $0.1 million lower than the prior-year period due to a lower number of franchisees in the system. Entertainment revenue was $2.5 million, a decrease of $0.7 million compared to the same quarter in 2008.
EBITDA for the first quarter of 2009 was $2.2 million, compared to $3.2 million for the first quarter of 2008 before a one-time expense for separation costs. The company’s net loss was $2.9 million, compared to a net loss of $2.2 million for the prior-year period before the one-time expense for separation costs. Loss per share was $0.16, compared to a loss of $0.12 per share for the first quarter of 2008 before the one-time expense for separation costs.

System Updates
Renovations at the 310-room Anaheim hotel have been fully completed and the hotel had its formal grand opening on April 16. The hotel has been well received by the local community, and by travel providers and guests. The property serves as a new generation Red Lion, creating giant billboard exposure in a key market, which should help heighten consumer exposure to the brand.
As previously announced, during the first quarter of 2009, a franchise agreement for the Red Lion Hotel and Casino Winnemucca expired and was not renewed.
Liquidity and Balance Sheet
As of March 31, 2009, the company had approximately $8.5 million in cash and cash equivalents, and outstanding debt of $149.4 million. The debt balance is comprised of $36.0 million outstanding under the company’s variable rate credit facility, $13.7 million under a variable rate note with a bank, $30.8 million of publicly traded unsecured debt in the form of deeply subordinated trust preferred securities and a total of $68.9 million in 13 fixed-rate notes collateralized by individual properties. The company’s first term debt maturity is in 2011 in the aggregate amount of $22.2 million. Only the credit facility and the variable rate bank note have restrictive financial covenants, which the company is in compliance with as of March 31, 2009.
Capital expenditures in the first quarter of 2009 were $7.9 million. The company continues to expect total capital expenditures in 2009 to be approximately $20 million — including investments in the Denver and Anaheim hotels. These capital expenditures will be spread throughout 2009 and adjusted if necessary. Capital expenditures for 2009, excluding the investments in the Denver and Anaheim hotels, are still expected to be approximately $10 million.
Outlook for 2009
The current economic environment remains difficult and industry expectations suggest continued RevPAR declines in the second quarter of 2009 as market comparisons continue to be challenging. In the second half of 2009, we expect RevPAR declines to abate as comparisons with the second half of 2008 become more favorable. Given this outlook and based on currently available information, the company is reaffirming the following broad guidance for 2009:
•	2009 RevPAR for company owned and leased hotels is expected to decline 8% to 12% from 2008 on an annual basis

•	2009 direct hotel operating margin is expected to range from flat to down 200 basis points

•	EBITDA from continuing operations is expected to be $28 to $34 million, before any special items

Conference Call Information
The company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on May 7, 2009, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1092. International callers should dial (612) 332-0637.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PDT on May 7, 2009, through June 7, 2009 at (800) 475-6701 or (320) 365-3844 (International) access code — 997896. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of March 31, 2009, the RLH hotel network was comprised of 46 hotels located in nine states and one Canadian province, with 8,805 rooms and 436,355 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2008 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$30,804	$35,235	$(4,431)	-12.6%
Franchise	275	335	(60)	-17.9%
Entertainment	2,523	3,211	(688)	-21.4%
Other	733	778	(45)	-5.8%

Total revenues	34,335	39,559	(5,224)	-13.2%

Operating expenses:
Hotels	26,403	30,000	(3,597)	-12.0%
Franchise	136	73	63	86.3%
Entertainment	2,115	3,060	(945)	-30.9%
Other	537	538	(1)	-0.2%
Depreciation and amortization	4,957	4,394	563	12.8%
Hotel facility and land lease	1,816	1,786	30	1.7%
Gain on asset dispositions, net	(2)	(107)	105	98.1%
Undistributed corporate expenses	1,266	5,082	(3,816)	-75.1%

Total expenses	37,228	44,826	(7,598)	-16.9%

Operating loss	(2,893)	(5,267)	2,374	45.1%
Other income (expense):
Interest expense	(1,847)	(2,279)	432	19.0%
Other income, net	176	412	(236)	-57.3%

Loss before income taxes	(4,564)	(7,134)	2,570	36.0%
Income tax benefit	(1,681)	(2,607)	926	35.5%

Net loss	(2,883)	(4,527)	1,644	36.3%

Net loss attributable to noncontrolling interest	5	17	(12)	-70.6%

Net loss attributable to Red Lion Hotels Corporation	$(2,878)	$(4,510)	$1,632	36.2%

Net loss per share attributable to Red Lion Hotels Corporation - basic and diluted (1)	$(0.16)	$(0.25)	$0.09

Weighted-average shares outstanding — basic and diluted	18,014	18,231

EBITDA(2)	$2,245	$(444)	$2,689	nm
EBITDA as a percentage of revenues	6.5%	-1.1%

(1)	For the three months ended March 31, 2009 and 2008, all of the 1,220,943 and 1,324,540 options to purchase common stock shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, all of the 44,837 convertible operating partnership units were considered anti-dilutive, as were the 46,018 and 41,938 units of unissued restricted stock outstanding.

(2)	The definition of “EBITDA” and how that measure relates to net loss attributable to Red Lion Hotels Corporationis discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$8,527	$18,222
Restricted cash	4,362	3,890
Accounts receivable, net	9,747	11,337
Inventories	1,293	1,375
Prepaid expenses and other	2,602	2,574

Total current assets	26,531	37,398

Property and equipment, net	301,493	298,496
Goodwill	28,042	28,042
Intangible assets, net	10,333	10,376
Other assets, net	6,269	6,460

Total assets	$372,668	$380,772

Liabilities:
Current liabilities:
Accounts payable	$7,953	$10,990
Accrued payroll and related benefits	3,332	4,925
Accrued interest payable	307	314
Advance deposits	1,160	398
Other accrued expenses	8,695	7,756
Long-term debt, due within one year	3,047	3,008

Total current liabilities	24,494	27,391

Revolving credit facility	36,000	36,000
Long-term debt, due after one year	79,530	80,323
Deferred income	8,303	8,476
Deferred income taxes	14,680	16,366
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	193,832	199,381

Stockholders’ equity:
Preferred stock — 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock — 50,000,000 shares authorized; $0.01 par value; 18,050,754 and 17,977,205 shares issued and outstanding	180	180
Additional paid-in capital, common stock	141,465	141,137
Retained earnings	37,177	40,055
Noncontrolling interest	14	19

Total stockholders’ equity	178,836	181,391

Total liabilities and stockholders’ equity	$372,668	$380,772

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2009	2008
Operating activities:
Net loss attributable to Red Lion Hotels Corporation	$(2,878)	$(4,510)
Adjustments to reconcile net loss attributable to Red Lion Hotels Corporation to net cash used in operating activities:
Depreciation and amortization	4,957	4,394
Gain on disposition of property, equipment and other assets, net	(2)	(107)
Deferred income tax provision	(1,686)	(175)
Noncontrolling interest	(5)	(17)
Equity in investments	19	9
Imputed interest expense	—	55
Stock based compensation expense	151	1,581
Provision for (collection of) doubtful accounts	45	(121)
Change in current assets and liabilities:
Restricted cash	(472)	326
Accounts receivable	1,545	203
Inventories	82	96
Prepaid expenses and other	(28)	(2,159)
Accounts payable	(3,037)	(135)
Accrued payroll and related benefits	(1,467)	(500)
Accrued interest payable	(7)	(3)
Other accrued expenses and advance deposits	1,645	766

Net cash used in operating activities	(1,138)	(297)

Investing activities:
Purchases of property and equipment	(7,869)	(2,968)
Non-current restricted cash for sublease tenant improvements	—	805
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	42	516

Net cash used in investing activities	(7,854)	(1,674)

Financing activities:
Repayment of long-term debt	(754)	(594)
Common stock redeemed	—	(922)
Proceeds from issuance of common stock under employee stock purchase plan	51	71

Net cash used in financing activities	(703)	(1,445)

Change in cash and cash equivalents:
Net decrease in cash and cash equivalents	(9,695)	(3,416)
Cash and cash equivalents at beginning of period	18,222	15,044

Cash and cash equivalents at end of period	$8,527	$11,628

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of March 31, 2009

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	32	6,245	309,684
Red Lion Franchised Hotels	14	2,560	126,671

Total Red Lion Hotels	46	8,805	436,355

Comparable Hotel Statistics (1)

	Three months ended March 31, 2009			Three months ended March 31, 2008
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	46.6%	$81.04	$37.73	53.2%	$84.42	$44.88
Franchised Hotels	47.5%	$75.40	$35.83	49.3%	$75.07	37.01

Total System Wide	46.8%	$79.39	$37.18	52.0%	$81.86	42.61

Change from prior comparative period:
Owned and Leased Hotels	(6.6)	-4.0%	-15.9%
Franchised Hotels	(1.8)	0.4%	-3.2%

Total System Wide	(5.2)	-3.0%	-12.7%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.
Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2008, the Company recorded an expense of $3.7 million in separation costs from the retirement of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the three months ended March 31, 2009 compared to 2008 do not reflect a meaningful comparison between periods. The follow table represents a reconciliation of certain earnings measures before special items to loss after special items.

	Three months ended March 31, 2009			Three months ended March 31, 2008
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS

Amount before special item	$(2,878)	$2,245	$(0.16)	$(2,153)	$3,210	$(0.12)
Special items:
Separation costs (1)	—	—	—	(3,654)	(3,654)	(0.20)
Income tax expense of special item (2)	—	—	—	1,297	—	0.07

Amount per consolidated statement of operations	$(2,878)	$2,245	$(0.16)	$(4,510)	$(444)	$(0.25)

Change from the comparative period:
Amount before special item	-33.7%	-30.1%	-33.1%
Amount per consolidated statement of operations	36.2%	nm	35.4%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Loss Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net loss attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended March 31,
	2009	2008
EBITDA	$2,245	$(444)
Income tax benefit	1,681	2,607
Interest expense	(1,847)	(2,279)
Depreciation and amortization	(4,957)	(4,394)

Net loss attributable to Red Lion Hotels Corporation	$(2,878)	$(4,510)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss) attributable to Red Lion Hotels Corporation before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss) attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income (loss) attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.